EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, (“Agreement”) is made and entered into by and between HAROLD A. HURWITZ (“Employee”) and PRO-DEX, INC., a Colorado corporation (the “Company”).

RECITALS

WHEREAS, Employee was employed by the Company and its corporate subsidiaries (the “Corporate Subsidiaries”) in the positions of Chief Executive Officer, President and Chief Financial Officer, and by its limited liability company subsidiaries (the “LLC Subsidiaries” and together with the Corporate Subsidiaries, collectively, the “Subsidiaries”) in the position of Manager, and also served as a director on the Board of Directors of the Company and its Corporate Subsidiaries;

WHEREAS, Employee and the Company are parties to that certain August 23, 2010 offer letter signed by Employee and by Mark P. Murphy on behalf of the Company, as amended and supplemented by that certain February 19, 2013 offer letter signed by Employee and Nicholas J. Swenson on behalf of the Company (the “Offer Letter”);

WHEREAS, Employee is a beneficiary under the Company’s Amended and Restated Employee Severance Policy dated September 16, 2014 (“Severance Policy”), which constitutes the Company’ general severance policy as in effect as of the Separation Date (as defined below);

WHEREAS, effective January 12, 2015, Employee resigned as a director of the Company; from any and all director positions with the Company’s Corporate Subsidiaries; and from any and all Manager positions with the LLC Subsidiaries; and

WHEREAS, Employee’s employment with the Company and each of the Company’s subsidiaries separated on January 16, 2015 (the “Separation Date”), and the Company and Employee mutually desire to settle fully and finally all obligations to Employee that the Company and its subsidiaries may have of any nature whatsoever (including, without limitation, under the Offer Letter and the Severance Policy), as well as any asserted or unasserted claims that Employee may have arising out of his employment with, or service as a director to, the Company and its subsidiaries or the separation of that employment and service, all pursuant to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:

1.    Compensation Through Separation Date. On the Separation Date, Employee was paid all unpaid base salary and unpaid bonuses earned (if any), less state and federal taxes and other required withholding, for the period from the last regular pay day through the Separation Date

(the “Final Wages Payment”). Employee also was paid on January 22, 2015 for all previously unreimbursed business expenses that have been submitted in compliance with the Company’s procedures for business expense reimbursement. The parties acknowledge and agree that (i) no payment has been earned or is due under the Company’s former Long Term Incentive Plan, which was terminated by the Company in June 2014, (ii) no payment has been earned or is due under the Company’s Annual Incentive Plan, and (iii) Employee has no accrual of any paid vacation time and therefore is due no payment upon separation for accrued but unused vacation time. Employee acknowledges receipt of the Final Wages Payment and the expense reimbursement payment, and agrees that the Company has paid to him all salary, bonuses, benefits, expense reimbursement, and any other consideration owed to him at any time and for any reason through the Separation Date. Employee further represents and agrees that (i) the Change of Control Agreement, dated July 19, 2011, between Employee and the Company terminated on July 19, 2014 in accordance with Section 5 thereof and no amount is owed to Employee thereunder; and (ii) no further sums are or were due and owing Employee either by the Company, any subsidiary of the Company, or by any other individual or entity related to the Company in any way, except as provided for in this Agreement.

2.    Effective Date. The Effective Date of this Agreement shall be the eighth day after Employee’s dated execution of this Agreement, provided that Employee has not revoked this Agreement pursuant to Paragraph 13.

3.    Special Additional Compensation. In consideration of this Agreement, and provided that (i) none of the provisions of Paragraph 5 has been violated, (ii) Employee has completed and signed on the Separation Date the Company’s “Termination Certificate” (Exhibit C to the Confidentiality, Unfair Competition, Non-Recruiting and Assignment of Inventions Agreement previously signed by Employee on October 6, 2010), and (iii) the revocation period referenced in Paragraph 13 shall have expired without this Agreement having been revoked, the Company will perform the following obligations (subject in the case of paragraph 3-E to the express condition precedent stated therein):

A.  Pay to Employee, within ten (10) calendar days after the Effective Date, in one lump sum payment, the gross amount equal to Fifty-Eight Thousand Eight Hundred Forty-Six Dollars and Fifteen Cents ($58,846.15), less state and federal taxes and other required withholding (the “Base Severance Amount”). (The parties agree that such amount is equivalent to 13.6 weeks of Employee’s final base salary of $225,000 on an annualized basis.)

B.  Provided Employee elected coverage under the Company’s group health insurance program prior to the Separation Date and makes a timely election for continued coverage pursuant to COBRA, pay the monthly premiums for such continued coverage under the Company’s group health insurance program for a period from the Separation Date through May 31, 2015 (provided Employee remains eligible for COBRA continuation coverage). Thereafter, if applicable, continuation coverage pursuant to COBRA will be available to Employee at Employee’s sole expense, and Employee will be responsible for the full COBRA premium thereafter for the COBRA coverage period made available pursuant to applicable law;

C.  Pay to Employee, within ten (10) calendar days after the Effective Date, the Option Value (defined below in this Paragraph 3-C) of Employee’s vested and unexercised options for which the exercise price of such options is lower than the Market Price (defined below in this Paragraph 3-C) as of January 9, 2015 (the “in-the-money options”). The Option Value equals $31,633.33 and has been computed as the difference between (a) $2.52 (the closing price of the Company’s common stock on January 9, 2015, which date was the second trading day immediately preceding the date of the Company’s January 13, 2015 public disclosure of Employee’s separation from the Company [the “Market Price”]), and (b) the exercise price of each vested in-the-money option held by Employee as of the Separation Date, multiplied by the number of shares underlying each vested in-the-money option. Such in-the-money options will be considered as cancelled upon the payment described in this Paragraph 3-C.

D.  Reimburse Employee for costs incurred in connection with finding future employment, which costs shall include, but not be limited to, organization membership dues, event registration fees, meal and entertainment expenses, search and outplacement consulting fees, and mobile phone monthly fees and usage charges, incurred during the period commencing with the Separation Date and ending on the earlier to occur of (a) December 31, 2015, or (b) the date on which Employee accepts an offer of full-time employment, up to a maximum of ten thousand dollars ($10,000), which reimbursement will be made by the Company within ten (10) calendar days following its receipt from Employee of written evidence of such costs, in a form reasonably satisfactory to the Company.

E.  Solely in the event that the Company’s audited financial statements filed with the Company’s Form 10-K for the fiscal year ending June 30, 2015 reflect EBITDA (calculated in a manner consistent with the Company’s past practice; the “FY2015 EBITDA”) of at least $603,975, the Company will pay to Employee, within ten (10) calendar days after the filing of such Form 10-K with the Securities and Exchange Commission (but in no event later than March 15, 2016), an Enhanced Severance Amount (the “Enhanced Severance Amount”) equal to the difference between (i) the product obtained by multiplying (y) the amount of FY2015 EBITDA that is at least $603,975 but no more than $754,969 by (z) 18.34%, and (ii) the gross value of the Base Severance Amount already paid, subject in any case to deduction for state and federal taxes and other required withholding with respect to the difference. For avoidance of doubt, FY2015 EBITDA less than $603,975 will result in the payment of no Enhanced Severance Amount, and FY2015 EBITDA greater than $754,969 will result in payment of an Enhanced Severance Amount calculated as if FY2015 EBITDA had equaled $754,969 exactly.

4.    Termination of Options. Employee acknowledges and agrees that (i) he was not granted any options under the Company’s former Amended and Restated 2004 Directors’ Stock Option Plan; (ii) with respect to any and all unexercised options to purchase common stock of the Company that were granted to Employee under the Company’s Second Amended and Restated 2004 Stock Option Plan (the “Employee Option Plan”) that are vested as of the Separation Date, such options shall, if not previously exercised by Employee or cancelled pursuant to the provisions of Paragraph 3-C, expire on February 16, 2015, pursuant to Section 6(b)(v) of the Employee Option Plan; and (iii) with respect to any and all unexercised options to purchase common stock of the Company that were granted to Employee under the Employee Option Plan that are unvested as of the Separation Date, such options expired in full on the Separation Date pursuant to Section 6(b)(v) of the Employee Option Plan.

5.    Return of Company Property. Employee understands that, except as otherwise provided by this Paragraph 5, as of the Separation Date he was required to return to the Company, and Employee represents that he has returned to the Company, all tangible and intangible property and information belonging to the Company that is within his possession or subject to his control, including but not limited to any equipment, supplies, business cards, credit cards, and office machines, and also including any electronic or tangible documents or files relating to the Company, except for such personnel and compensation records provided to Employee during the course of his employment. In connection with this obligation, Employee agrees to cooperate with the Company in deleting, and confirming to the Company’s satisfaction not later than the Separation Date the permanent deletion and non-retention of, all such Company files and data from Employee’s laptop computer and any other electronic devices (such as cell phones) within Employee’s possession or control. The Company confirms its agreement that Employee shall be permitted to retain the laptop computer, peripheral equipment related thereto, and the cell phone that were being used by Employee as of the Separation Date, after the Company’s information technology staff have removed all Company files and data as provided above.

6.    Complete Release of Claims by Employee and Company.

A.  In consideration for this Agreement, and to the maximum extent permitted by law, Employee, for himself, and his heirs, assigns, executors, administrators, agents and successors (collectively, “Employee’s Affiliates”) hereby fully releases, covenants not to sue and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, directors, shareholders, agents, attorneys, subsidiaries, parent companies, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known, suspected or claimed (the “Claims”), that Employee or Employee’s Affiliates ever had, now have, or may claim to have as of the date of this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Employee signs this Agreement. This release includes, without limiting the generality of the foregoing, the waiver of any claims related to or arising out of Employee’s employment with the Company and its subsidiaries or the separation of that employment. In giving this release, Employee waives and releases any and all rights to employment or re-employment with the Company or its subsidiaries.

B.  Without limiting the generality of the foregoing, Employee understands and agrees that the release provisions of this Paragraph 6 apply to any Claims that Employee or the Employee’s Affiliates now have, or may ever have had, against the Company or any of the other Released Parties by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Employee signs this Agreement that arise out of or are in any manner related to Employee’s employment with the Company, its subsidiaries or with any of the other Released Parties, as well as the separation of that employment, including without limitation any Claims arising out of or related to violation of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the California Family Rights Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as all Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200, et seq.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

C. Employee acknowledges and represents that he did not suffer any work-related injuries while working for the Company. Employee acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company. Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, Employee agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claim that Employee files at any time against the Company.

D.  In exchange for this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, for itself and its attorneys, agents, successors and assigns (collectively, “the Company’s Affiliates”), hereby fully, and without limitation, releases, covenants not to sue and forever discharges Employee and Employee’s Affiliates (collectively the “Employee Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, and specifically including any claim of overpayment of commissions to Employee, that the Company or the Company’s Affiliates now have, or may ever have had, against any of the Employee Releasees for any acts or omissions by Employee or any of the other Employee Releasees occurring prior to and through the date Employee signs this Agreement.

7.    Older Workers Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (b) the release provisions of this Agreement apply to rights and claims that Employee may have under the ADEA, including the right to file a lawsuit against the Released Parties for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Employee may have under the ADEA that arise after the date Employee executes this Agreement; (d) the Company does not have a preexisting duty to pay the special additional compensation identified in this Agreement (except to the extent otherwise provided in the Offer Letter or the Severance Policy); and (e) Employee has been advised in writing to consult with an attorney regarding the terms and conditions of this Agreement. Upon consultation with Employee’s attorney, or Employee’s decision not to consult with an attorney, Employee agrees, covenants and represents that the termination of Employee’s employment shall not for any purpose be deemed to have resulted from an “exit incentive program” or “any other termination program offered to a group or class of employees,” as those phrases are used in the OWBPA and its implementing regulations.

8.    General Nature of Release; Claims Not Released. The Release by Employee set forth above in Paragraph 6 of this Agreement is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Employee may have against the Released Parties, or any of them, except for (a) any claims that may arise from the terms of this Agreement, (b) any claims which may not be released as a matter of law, (c) any claims under the Indemnification Agreement (as defined below), or (d) any claims for indemnification and/or reimbursement of expenses by the Company with respect to which Employee may be eligible by reason of Employee’s indemnification rights under any applicable statute or provision of the Company’s charter documents. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, such items to be governed exclusively by the terms of the applicable plan documents. Employee covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Employee does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance or any similar state human rights agency. However, Employee may not recover additional compensation or damages as a result of any such action.

9.    Release of Section 1542 Rights. Employee expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code. Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Agreement. This Paragraph 9 provides that Employee also is releasing any such unknown or unsuspected claims. Section 1542 reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

10.    Non-Admission of Liability. Employee and the Company acknowledge and agree that this Agreement is a settlement agreement and shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Employee or any other person.

11.    Protection of Trade Secrets. Employee agrees to keep in strict confidence at all times, and that he will not at any time, either directly or indirectly, make known, reveal, make available or use, any Trade Secrets as defined herein, which Employee obtained during or by virtue of his employment with the Company. The parties agree that “Trade Secrets” as used herein means all confidential information which (i) has been the subject of reasonable efforts by the Company to maintain as secret and confidential, (ii) pertains in any manner to the business of the Company, including proprietary information entrusted to the Company in confidence by its customers or suppliers (except to the extent such information is generally known or made available to the public or to the Company’s competitors through lawful means), and (iii) has independent economic value by virtue of not being generally known to other persons who could obtain economic value from its disclosure or use. Employee acknowledges that all Trade Secrets, as well as all other confidential information or data of the Company, are and remain the exclusive property of the Company (or, in the case of proprietary information belonging to a customer or supplier who has entrusted it to the Company, the exclusive property of that person or entity). Employee and the Company further agree that the following information constitutes a non-exclusive listing of Trade Secrets coming within the terms of this Agreement: the customer contacts and business requirements of the Company’s current customers with respect to the Company’s products; the supplier contacts and business requirements of the Company’s suppliers with respect to the Company’s products; the specific nature and amount of business conducted by the Company with its customers and suppliers; the product specifications required by the Company’s customers or required by the Company of its suppliers; customer and supplier pricing information and discount schedules with respect to the Company’s products or supplies; and the Company’s business plans and strategies for acquiring new products, customers, or manufacturing sources or otherwise expanding or improving its product offerings to customers. Employee further agrees that he shall not directly or indirectly solicit business from or with respect to any customers or suppliers of the Company through the use of any Trade Secrets. To the maximum extent permitted by law, Employee further covenants and agrees to observe and comply with the Confidentiality, Unfair Competition, Non-Recruiting, and Assignment of Inventions Agreement referenced in Paragraph 18, except to the extent the terms thereof are specifically superseded by this Agreement.

12.    Twenty-One Day Consideration Period. The original version of this Agreement was given to Employee on January 16, 2015. Additional negotiations over the terms of this Agreement have occurred, and the Parties have agreed to extend the time for Employee to consider whether to accept the current version of this Agreement. Accordingly, Employee acknowledges that, commencing January 30, 2015, he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Agreement, and that if he signs this Agreement before expiration of the 21-day period, he has done so voluntarily. Employee agrees that any modifications, material or otherwise, made to this Agreement after January 30, 2015 do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

13.    Seven Day Revocation Period. After signing this Agreement, Employee shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation. To be effective, such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following Employee’s execution of this Agreement. This Agreement shall become effective, enforceable, and irrevocable on the eighth calendar day following Employee’s execution of this Agreement. Any revocation of this Agreement, however, shall not affect the finality of the separation of Employee’s employment with the Company and its subsidiaries on the Separation Date.

14.    Acknowledgment of Being Advised to Consult Legal Counsel. This Agreement is an important legal document. Employee acknowledges that the Company has advised him in writing to consult with an attorney of his choice prior to signing this Agreement, and that he has had the opportunity to consult with an attorney to the extent he so desires.

15.    Confidentiality. As a material inducement to the Company to enter into this Agreement, Employee promises and agrees to maintain confidentiality regarding this Agreement to the extent permitted by applicable law, except to the extent the Company publicly discloses its terms in accordance with public company disclosure requirements. Therefore, except to the extent of any public disclosure by the Company, Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein, to the extent necessary to enforce this Agreement, or otherwise as permitted by law. Employee further promises and covenants to use his best efforts to prevent any further disclosure of this Agreement by any such persons to whom he does make disclosure.

16.    Ambiguities. Employee and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Agreement.

17.    Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

18.    Entire Agreement. Employee acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Agreement, except to the extent set forth fully in this Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all other agreements, understandings or discussions between Employee and the Company with respect to the subject matter of this Agreement (specifically including, without limiting the generality of the foregoing, the Offer Letter and the Severance Policy), other than (a) the Confidentiality, Unfair Competition, Non-Recruiting and Assignment of Inventions Agreement signed by Employee on October 6, 2010, and (b) the most recent Indemnification Agreement between the Company and Employee (the “Indemnification Agreement”), each of which agreements or rights shall, except to the extent specifically superseded by this Agreement, survive the execution of this Agreement and the separation of Employee’s employment.

19.    Risk of New or Different Facts. Employee acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.

20.    Non-Disparagement. Employee agrees that, for a period of five years from the Effective Date, Employee shall not (i) disparage or demean the services, products, policies, personnel, business ethics or conduct of the Company; or (ii) otherwise make comments or statements detrimental to the interests of the Company other than in the course of lawful competition with the Company or as otherwise permitted by law. The Company agrees that, for a period of five years from the Effective Date, it shall direct its officers and directors that, either on behalf of the Company or in their personal capacity, they shall not make (i) any public statement that disparages or demeans the services, ability, business ethics or conduct of Employee; or (ii) any public comments or statements detrimental to the interests of Employee other than in the course of lawful competition with Employee or as otherwise permitted by law.

21.    Modification. This Agreement cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.

22.    Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

23.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.    Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release of All Claims, and have initialed each page hereof (other than this signature page), on the dates set forth below.

Dated: February 11, 2015	/s/ Harold A. Hurwitz Harold A. Hurwitz Employee

Dated: February 12, 2015	PRO-DEX, INC. /s/ Nicholas J. Swenson By: Nicholas J. Swenson Its: Chairman of Board of Directors
Dated: February 12, 2015	/s/ Richard L. Van Kirk By: Richard L. Van Kirk Its: Chief Executive Officer

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